Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On November 14, 2016, Regency Centers Corporation (the “Parent Company”) and Equity One entered into the merger agreement, pursuant to which, subject to the satisfaction or waiver of certain conditions set forth in the merger agreement, Equity One will be merged with and into the Parent Company, with the Parent Company continuing as the surviving corporation of the merger.

The Parent Company is a real estate investment trust (“REIT”) and is the general partner of Regency Centers, L.P. (the “Operating Partnership” or “Regency”). The Parent Company engages in the ownership, management, leasing, acquisition, and development of retail shopping centers through the Operating Partnership, and has no other assets or liabilities other than through its investment in the Operating Partnership. The Parent Company guarantees all of the unsecured debt of the Operating Partnership. The Operating Partnership’s capital includes general and limited common Partnership Units. As of September 30, 2016, the Parent Company owned approximately 99.9% of the outstanding common Partnership Units of the Operating Partnership with the remaining limited Partnership Units held by third parties (“Exchangeable operating partnership units” or “EOP units”). Net income and distributions of the Operating Partnership are allocable to the general and limited common Partnership Units in accordance with their ownership percentages.

At the effective time of the merger, each share of Equity One common stock issued and outstanding immediately prior to the effective time of the merger (other than any shares owned directly by the Parent Company or Equity One and in each case not held on behalf of third parties) will be converted into the right to receive 0.45 of a newly issued share of Parent Company common stock.

The following unaudited pro forma condensed combined financial statements as of September 30, 2016 for the year ended December 31, 2015 and for the nine months ended September 30, 2016 have been prepared (i) as if the merger occurred on September 30, 2016 for purposes of the unaudited pro forma condensed combined balance sheet and (ii) as if the merger occurred on January 1, 2015 for purposes of the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 and nine months ended September 30, 2016. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the actual financial position and operating results would have been had the merger occurred on September 30, 2016 or January 1, 2015, respectively, nor do they purport to represent Regency’s future financial position or operating results.

The fair value of assets acquired and liabilities assumed as a result of the merger and related adjustments incorporated into the unaudited pro forma condensed combined financial statements are based on preliminary estimates and information currently available. The amount of the equity to be issued in connection with the merger and the assignment of fair value to assets and liabilities of Equity One has not been finalized and are subject to change. The amount of the equity to be issued in connection with the merger will be based on the number of Equity One shares outstanding immediately prior to the effective time of the merger, converted pursuant to the exchange ratio, and the fair value of the assets and liabilities assumed will be based on the actual net tangible and intangible assets and liabilities of Equity One that exist at the effective time of the merger.

Actual amounts recorded in connection with the merger may change based on any increases or decreases in the fair value of the assets acquired and liabilities assumed upon the completion of the final valuation, and may result in variances to the amounts presented in the unaudited pro forma condensed combined balance sheet and/or unaudited pro forma condensed combined statements of operations. Assumptions and estimates underlying the adjustments to the unaudited pro forma condensed combined financial statements are described in the accompanying notes. These adjustments are based on available information and assumptions that management of Regency considered to be reasonable. The unaudited pro forma condensed combined financial statements do not purport to: (1) represent Regency’s actual financial position had the merger occurred on September 30, 2016; (2) represent the results of Regency’s operations that would have actually occurred had the merger occurred on January 1, 2015; or (3) project Regency’s financial position or results of operations as of any future date or for any future period, as applicable.

During the period from January 1, 2015 to September 30, 2016, Regency and Equity One acquired and disposed of various real estate operating properties. None of the assets acquired or disposed by the respective companies during this period exceeded the significance level that requires the presentation of pro forma financial information pursuant to Regulation S-X, Article 11. As such, the following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 and nine months ended September 30, 2016 do not include pro forma adjustments to present the impact of these insignificant acquisitions and dispositions as if they occurred on January 1, 2015. In addition, the pro forma financial statements include the balances and operations associated with properties that are expected to sell prior to the effective time of the merger.

The unaudited pro forma condensed combined financial statements have been developed from, and should be read in conjunction with, (i) the consolidated financial statements of Regency and accompanying notes thereto included in Regency’s annual report filed on Form 10-K for the year ended December 31, 2015 and quarterly report filed on Form 10-Q for the nine months ended September 30, 2016, incorporated herein by reference, (ii) the consolidated financial statements of Equity One and accompanying notes thereto included in Equity One’s annual report filed on Form 10-K for the year ended December 31, 2015 and quarterly report filed on Form 10-Q for the nine months ended September 30, 2016, incorporated herein by reference, (iii) the accompanying notes to the unaudited pro forma condensed combined financial statements and (iv) other information relating to Regency and Equity One filed with the Securities and Exchange Commission.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2016

(in thousands, except share data)

	Regency Centers, L.P. Historical(1)	Equity One Historical(1)	Pro Forma Adjustments		Regency Centers, L.P. Pro Forma
Assets:
Real estate investments at cost:
Land, including amounts held for future development	$1,654,389	1,534,504	1,164,945	A	4,353,838
Buildings and improvements	3,086,287	1,902,474	1,217,929	A	6,206,690
Properties in development	157,537	115,333	(1,646)	A	271,224

	4,898,213	3,552,311	2,381,228	A	10,831,752
Less: accumulated depreciation	1,108,221	482,551	(482,551)	A	1,108,221

	3,789,992	3,069,760	2,863,779		9,723,531
Properties held for sale	—	19,346	2,354	A	21,700
Investments in real estate partnerships	274,940	62,561	37,914	B	375,415

Net real estate investments	4,064,932	3,151,667	2,904,047		10,120,646
Cash and cash equivalents	40,902	18,796	(3,528)	C	56,170
Restricted cash	4,005	4,149	—		8,154
Accounts receivable, net of allowance for doubtful accounts	24,816	12,342	—		37,158
Straight-line rent receivable, net of reserve	67,931	32,525	(32,525)	D	67,931
Notes receivable	10,480	—	—		10,480
Deferred leasing costs, less accumulated amortization	68,455	42,640	(42,640)	E	68,455
Acquired lease intangible assets, less accumulated amortization	122,738	95,246	317,414	A	535,398
Trading securities held in trust, at fair value	29,280	—	—		29,280
Goodwill	—	5,838	(5,838)	F	—
Other assets	24,749	31,708	(7,932)	G	48,525

Total assets	$4,458,288	3,394,911	3,128,998		10,982,197

Liabilities and Capital
Liabilities:
Mortgage notes payable	$466,487	257,224	—		723,711
Unsecured senior notes payable	900,000	500,000	—		1,400,000
Term loans	265,000	475,000	(250,000)	H	490,000
Unsecured credit facilities	—	65,000	250,000	H	315,000

	1,631,487	1,297,224	—		2,928,711
Unamortized debt issuance costs and premium/discount on notes payable, net	(3,866)	(7,932)	39,942	H	28,144

Total notes payable	1,627,621	1,289,292	39,942	H	2,956,855
Accounts payable and other liabilities	145,689	81,708	125,633	I	353,030
Acquired lease intangible liabilities, less accumulated accretion	56,455	154,339	441,822	A	652,616
Tenants’ security, escrow deposits and prepaid rent	28,239	20,204	—		48,443

Total liabilities	1,858,004	1,545,543	607,397		4,010,944
Commitments and contingencies	—	—	—		—

	Regency Centers, L.P. Historical(1)	Equity One Historical(1)	Pro Forma Adjustments		Regency Centers, L.P. Pro Forma
Capital:
Partners’ capital:
Preferred units of general partner, $0.01 par value per unit,; 13,000,000 units issued and outstanding at historical and pro forma, with liquidation preferences of $25 per unit	325,000	—	—		325,000
General partner, 104,492,738 and 169,779,418 units issued and outstanding historical and pro forma, respectively(2)	2,277,884	1,857,100	2,513,869	J	6,648,853
Limited partners; 154,170 units outstanding historical and pro forma	(2,006)	—	—		(2,006)
Accumulated other comprehensive loss	(35,739)	(7,732)	7,732	K	(35,739)

Total partners’ capital	2,565,139	1,849,368	2,521,601		6,936,108
Noncontrolling interests:
Limited partners’ interests in consolidated partnerships	35,145	—	—		35,145

Total capital	2,600,284	1,849,368	2,521,601		6,971,253

Total liabilities and capital	$4,458,288	3,394,911	3,128,998		10,982,197

See accompanying notes

(1)	Historical financial information of Regency and Equity One is derived from their respective Quarterly Reports filed on Form 10-Q for the nine months ended September 30, 2016. Certain Equity One amounts have been reclassified to conform to Regency’s financial statement presentation.
(2)	Historical units issued and outstanding represent Regency units as of September 30, 2016 as filed on its Quarterly Report filed on Form 10-Q. The pro forma shares issued and outstanding represent the historical Regency units and the units issued to the Parent Company upon them issuing shares to Equity One common stockholders had the merger occurred as of September 30, 2016.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016

(in thousands, except share data)

	Regency Centers, L.P. Historical(1)	Equity One Historical(1)	Pro Forma Adjustments		Regency Centers, L.P. Pro Forma
Revenues:
Minimum rent	$329,506	213,822	14,247	a	557,575
Percentage rent	2,651	4,288	—		6,939
Recoveries from tenants and other income	103,894	61,816	—		165,710
Management, transaction, and other fees	18,759	837	—		19,596

Total revenues	454,810	280,763	14,247		749,820
Operating expenses:
Depreciation and amortization	119,721	80,691	43,292	b	243,704
Operating and maintenance	69,767	45,103	—		114,870
General and administrative	48,695	17,513	—		66,208
Real estate taxes	49,697	33,197	—		82,894
Other operating expenses	5,795	—	—		5,795

Total operating expenses	293,675	176,504	43,292		513,471
Other expense (income):
Interest expense, net	70,489	36,820	(9,321)	c	97,988
Provision for impairment	1,666	3,121	—		4,787
Early extinguishment of debt	13,943	14,650	—		28,593
Net investment (income) loss	(1,268)	(870)	—		(2,138)
Loss on derivative instruments	40,586	—	—		40,586

Total other expense	125,416	53,721	(9,321)		169,816

Income (loss) from operations before equity in income of investments in real estate partnerships	35,719	50,538	(19,724)		66,533
Equity in income of investments in real estate partnerships	46,618	2,109	(662)	d	48,065
Income tax expense (benefit) of taxable REIT subsidiaries	—	1,131	(475)	e	656

Income from operations	82,337	51,516	(19,911)		113,942
Gain on sale of real estate, net of tax	22,997	3,693	—		26,690

Net income	105,334	55,209	(19,911)		140,632
Noncontrolling interests:
Limited partners’ interests in consolidated partnerships	(1,380)	—	—		(1,380)

Net income attributable to the Partnership	103,954	55,209	(19,911)		139,252
Preferred unit distributions	(15,797)	—	—		(15,797)

Net income attributable to common unitholders	$88,157	55,209	(19,911)		123,455

Income per common unit—basic	$0.88	0.39			.75
Income per common unit—diluted	$0.88	0.39			.75
Weighted average unit—basic	99,793	141,726		f	165,080

Weighted average unit—diluted	100,282	142,537		f	165,569

See accompanying notes

(1)	Historical financial information of Regency and Equity One is derived from their respective Quarterly Reports filed on Form 10-Q for the nine months ended September 30, 2016. Certain Equity One amounts have been reclassified to conform to Regency’s financial statement presentation.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2015

(in thousands, except share data)

	Regency Centers, L.P. Historical(1)	Equity One Historical(1)	Pro Forma Adjustments		Regency Centers, L.P. Pro Forma
Revenues:
Minimum rent	$415,155	272,204	32,101	a	719,460
Percentage rent	3,750	5,335	—		9,085
Recoveries from tenants and other income	125,295	80,737	—		206,032
Management, transaction, and other fees	25,563	1,877	—		27,440

Total revenues	569,763	360,153	32,101		962,017
Operating expenses:
Depreciation and amortization	146,829	95,514	102,696	b	345,039
Operating and maintenance	82,978	60,100			143,078
General and administrative	65,600	25,033	—		90,633
Real estate taxes	61,855	42,167	—		104,022
Other operating expenses	7,836	—	—		7,836

Total operating expenses	365,098	222,814	102,696		690,608
Other expense (income):
Interest expense, net	102,622	55,322	(11,004)	c	146,940
Provision for impairment	—	16,753	—		16,753
Early extinguishment of debt	8,239	7,298	—		15,537
Net investment (income) loss	(625)	(6,200)	—		(6,825)
Loss on derivative instruments	—	—	—		—

Total other expense	110,236	73,173	(11,004)		172,405

Income (loss) from operations before equity in income of investments in real estate partnerships	94,429	64,166	(59,591)		99,004
Equity in income of investments in real estate partnerships	22,508	6,493	(882)	d	28,119
Income tax expense (benefit) of taxable REIT subsidiaries	—	(856)	(86)		(942)

Income from operations	116,937	71,515	(60,387)	e	128,065
Gain on sale of real estate, net of tax	35,606	3,952	—		39,558

Net income	152,543	75,467	(60,387)		167,623
Noncontrolling interests:
Limited partners’ interests in consolidated partnerships	(2,247)	(10,014)	—		(12,261)

Net income attributable to the Partnership	150,296	65,453	(60,387)		155,362
Preferred unit distributions	(21,062)	—	—		(21,062)

Net income attributable to common unitholders	$129,234	65,453	(60,387)		134,300

Income per common unit—basic	$1.37	0.51			0.84
Income per common unit—diluted	$1.36	0.51			0.84
Weighted average units—basic	94,546	127,957		f	159,833

Weighted average units—diluted	95,011	128,160		f	160,298

See accompanying notes

(1)	Historical financial information of Regency and Equity One is derived from their respective Annual Reports filed on Form 10-K for the year ended December 31, 2015. Certain Equity One amounts have been reclassified to conform to Regency’s financial statement presentation.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands unless otherwise noted)

Note 1: Overview

For purposes of the unaudited pro forma condensed combined financial statements or the pro forma financial statements, Regency has assumed a total preliminary purchase price for the merger of approximately $4.5 billion, which consists primarily of shares of Parent Company common stock issued in exchange for shares of Equity One common stock, plus $3.5 million of cash consideration. The total preliminary purchase price was calculated based on the closing price of Parent Company’s common stock on January 10, 2017, which was $68.70. At the effective time of the merger, each share of Equity One common stock, issued and outstanding immediately prior to the effective time of the merger (other than any shares owned directly by the Parent Company or Equity One and in each case not held on behalf of third parties) will be converted into the right to receive 0.45 of a shares of newly issued shares of Parent Company common stock, totaling a maximum aggregate number of Parent Company shares of common stock of approximately 65.3 million shares of Parent Company common stock based on the number of shares of Equity One common stock outstanding as of September 30, 2016, determined as follows:

Equity One common stock outstanding as of September 30, 2016	144,760
Equity One share based awards exchanged	322

Total Equity One shares to convert to Parent Company common stock	145,082
Exchange ratio	0.45

Parent Company common stock issued	65,287

The pro forma financial statements have been prepared assuming the merger is accounted for using the acquisition method of accounting under GAAP, which we refer to as acquisition accounting, with the Parent Company as the acquiring entity. Accordingly, under acquisition accounting, the total estimated purchase price is allocated to the acquired net tangible and identifiable intangible assets and liabilities assumed of Equity One based on their respective fair values, as further described below.

To the extent identified, certain reclassifications have been reflected in the pro forma adjustments to conform Equity One’s financial statement presentation to that of Regency. However, the unaudited pro forma financial statements may not reflect all adjustments necessary to conform the accounting policies of Equity One to those of Regency due to limitations on the availability of information as of the date of this filing.

The pro forma adjustments represent Regency management’s estimates based on information available as of the date of this filing and are subject to change as additional information becomes available and additional analyses are performed. The pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions. Also, the pro forma financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the merger that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, closing the merger are not included in the pro forma statements of operations.

The pro forma statements of operations for the year ended December 31, 2015 and for the nine months ended September 30, 2016 combine the historical condensed combined statements of operations of Regency and Equity One, giving effect to the merger as if it had been consummated on January 1, 2015, the beginning of the earliest period presented. The pro forma balance sheet combines the historical consolidated balance sheet of Regency and the historical consolidated balance sheet of Equity One as of September 30, 2016, giving effect to the merger as if it had been consummated on September 30, 2016.

Completion of the merger is subject to, among other things, approval by Parent Company and Equity One stockholders. As of the date of this filing, the merger is expected to be completed in the first quarter or early second quarter of 2017.

Preliminary Estimated Purchase Price

The total preliminary estimated purchase price of approximately $4.5 billion was determined based on the number of Equity One’s shares of common stock as of September 30, 2016. For purposes of the pro forma financial statements, such shares of common stock are assumed to be outstanding as of the pro forma closing date of September 30, 2016. Further, no effect has been given to any other new shares of common stock that may be issued or granted subsequent to the date of this filing and before the closing date of the merger. In all cases, the Parent Company’s closing stock price is a determining factor in arriving at final consideration for the merger. The stock price assumed for the total preliminary purchase price is the closing price of Parent Company’s common stock on January 10, 2017 ($68.70 per share), the most recent date practicable.

The purchase price will be computed using the closing price of Parent Company common stock on the closing date; therefore, the actual purchase price will fluctuate with the market price of Parent Company common stock until the merger is consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the pro forma financial statements.

The following table presents the changes to the value of stock consideration and the total preliminary purchase price based on a 10% increase and decrease in the per share price of Parent Company common stock (in thousands, except the price of Parent Company common stock):

	Price of Parent Company Common Stock	Equity Consideration Given (Parent Company Shares to be Issued)	Calculated Value of Equity Consideration	Cash Consideration	Total Value of Consideration
As of January 10, 2017	$68.70	65,287	4,485,195	3,528	$4,488,723
Decrease of 10%	$61.83	65,287	4,036,675	3,528	$4,040,203
Increase of 10%	$75.57	65,287	4,933,714	3,528	$4,937,242

The total preliminary estimated purchase price described above has been allocated to Equity One’s tangible and intangible assets acquired and liabilities assumed for purposes of these pro forma financial statements, based on their estimated relative fair values assuming the merger was completed on the pro forma balance sheet date presented. The final allocation will be based upon valuations and other analysis for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements. The final purchase price allocation will be determined after the merger is consummated and after a complete and thorough analysis. As a result, the final acquisition accounting adjustments, including those resulting from conforming Equity One’s accounting policies to those of Regency, could differ materially from the pro forma adjustments presented herein. The estimated purchase price of Equity One (as calculated in the manner described above) is allocated to the assets and liabilities to be assumed on the following preliminary basis:

Land	$2,699,449
Buildings and improvements	3,120,403
Properties in development	113,687
Properties held for sale	21,700
Investments in unconsolidated real estate partnerships	100,475

Real estate assets	6,055,714
Cash, accounts receivable and other assets	59,063
Intangible assets	412,660
Notes payable	(1,330,214)
Accounts payable, other liabilities and tenant security deposits and prepaid rent	(112,339)
Intangible liabilities	(596,161)

Total estimated purchase price	$4,488,723

Note 2. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of September 30, 2016 reflects the following adjustments:

A. Tangible and Intangible Real Estate Assets and Liabilities

The real estate assets acquired and liabilities assumed in connection with the merger are reflected in the unaudited pro forma condensed combined balance sheet of Regency at a preliminary fair market value. The preliminary fair market value is based, in part, on a valuation prepared by Regency with assistance of a third party valuation advisor. The acquired assets and assumed liabilities for an acquired operating property generally include, but are not limited to: land, buildings and improvements, identified tangible and intangible assets and liabilities associated with in-place leases, including tenant improvements, leasing costs, value of above-market and below-market leases, and value of acquired in-place leases.

The adjustments reflected in the unaudited condensed combined balance sheet for real estate assets, intangible assets and intangible liabilities represent the differences between the preliminary fair market value of condensed combined properties acquired by Regency in connection with the merger, and Equity One’s historical balances, which are presented as follows:

	Fair Market Value	Equity One Historical	Adjustments as a Result of Merger
Land	$2,699,449	1,534,504	1,164,945
Buildings and improvements	3,120,403	1,902,474	1,217,929
Properties in development	113,687	115,333	(1,646)
Properties held for sale	21,700	19,346	2,354
Intangible assets, net	412,660	95,246	317,414
Intangible liabilities, net	596,161	154,339	441,822

Regency’s methodology includes estimating an “as-if vacant” fair value of the physical property, which includes land, building, and improvements. In addition, Regency determines the estimated fair value of identifiable intangible assets and liabilities, considering the following categories: (i) value of in-place leases, and (ii) above and below-market value of in-place leases.

The value of in-place leases is estimated based on the value associated with the costs avoided in originating leases compared to the acquired in-place leases as well as the value associated with lost rental and recovery revenue during the assumed lease-up period. The value of in-place leases is recorded to amortization expense over the remaining expected term of the respective leases.

Above-market and below-market in-place lease values for acquired properties are recorded based on the present value of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for comparable in-place leases, measured over a period equal to the remaining non-cancelable term of the lease, including below-market renewal options, if applicable. The value of above-market leases is amortized as a reduction of minimum rent over the remaining terms of the respective leases and the value of below-market leases is accreted to minimum rent over the remaining terms of the respective leases, including below-market renewal options, if applicable. Regency does not assign value to customer relationship intangibles if it has pre-existing business relationships with the major retailers at the acquired property since they do not provide incremental value over Regency’s existing relationships.

Equity One’s historical accumulated depreciation is eliminated since the assets are presented at estimated fair value.

B. Investment in Real Estate Partnerships

Represents the difference between the preliminary fair market value of Equity One’s real estate partnerships, acquired by Regency in connection with the merger, and Equity One’s historical value as of September 30, 2016 (for more information, see note A on preliminary fair market values of properties acquired in the merger). A fair market value adjustment for debt and interest rate swaps held by the joint ventures is included. The fair value of debt was estimated based upon contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available for debt with similar terms and maturities. The fair value of the single interest rate swap was estimated using discounted cash flow analysis on the expected cash flows of the derivative instrument reflecting the contractual terms and market interest rates.

C. Cash

The adjustment to cash represents the cash consideration paid at the effective time of the merger, as discussed further in Note 1.

D. Straight Line Rent Receivable

Straight-lining of rent pursuant to the underlying leases associated with the real estate acquired in connection with the merger will commence at the effective time of the merger; therefore the balance of straight line rent included on Equity One’s historical balance sheet has been eliminated.

E. Deferred Leasing Costs, net

Deferred leasing costs, net, represent direct salaries, third-party fees and other costs incurred by Equity One to originate a lease which were capitalized and amortized against the respective leases using the straight-line method over the term of the related lease. The value to Regency of in-place leases is considered an intangible asset and included in the purchase price allocation above, see note A. As such, the net carrying value of Equity One’s deferred leasing costs has been eliminated.

F. Goodwill

Equity One had $5.8 million of goodwill in its historical balance sheet from prior business combinations, which has been eliminated.

The allocation of the purchase price has been performed on a preliminary basis and will not be finalized until subsequent to the closing of the merger. Based on management’s preliminary estimate of fair value of the identifiable assets and liabilities, no goodwill or bargain purchase option is recorded as a result of this transaction. As more information is available and the purchase price allocation is finalized, this may change. Changes in the purchase price due to changes in the Parent Company’s stock price, as discussed further in Note 1, may result in goodwill or bargain purchase option.

G. Other Assets

Unamortized debt issuance costs of $6.0 million were included within other assets in Equity One’s historical balance sheet related to the unsecured revolving credit facility, which will be paid in full by Regency upon acquisition. As such, the historical unamortized debt issuance costs have been eliminated. Additionally, the carrying value of the net deferred tax assets decreased by $1.9 million from the fair market value adjustments related to real estate assets.

H. Notes Payable

Regency will assume Equity One’s unsecured senior notes payable, mortgage notes payable, and the $300 million variable rate term loan that matures in December 2020. The notes payable to be assumed by Regency have been adjusted by $33 million, to reflect the estimated fair value at September 30, 2016.

The balance outstanding on Equity One’s unsecured revolving credit facility will be repaid with funds from Regency’s unsecured line of credit. Additionally, the balance on Equity One’s $250 million term loan that matures in 2019, and the related interest rate swap, will also be repaid at closing from Regency’s unsecured line of credit.

Debt issuance costs and debt premium / discounts of $7.9 million were included within notes payable, within Equity One’s historical balance sheet. Since the notes payable assumed in the merger are presented at fair value, the historical unamortized debt issuance costs and debt premium / discount have been eliminated, and new costs of $1 million to assume the debt have been recognized.

In connection with the merger agreement, Regency entered into a commitment letter with JPMorgan Chase Bank, N.A. (“JPMorgan”), pursuant to which JPMorgan committed to provide $750 million of senior unsecured bridge loans, the proceeds of which could be used to refinance certain existing indebtedness of either Regency or Equity One and to pay fees and expenses in connection with the acquisition and related transactions. Regency does not expect to need to borrow on this bridge loan.

I. Accounts Payable and Accrued Expenses

Represents the following pro forma adjustments:

As of September 30, 2016
Non-recurring transaction costs	$114,226
Accrue debt issuance costs	980
Adjust deferred tax liabilities for fair value of real estate acquired	14,389
Eliminate Equity One’s interest rate swap on term loan not assumed	(3,962)

Pro forma adjustments to Accounts payable and other liabilities	$125,633

The non-recurring transaction costs include those costs to be paid by Regency or Equity One directly attributable to the merger. These transaction costs, consisting primarily of fees for investment bankers, legal, accounting, tax and other professional services, are estimated to be approximately $114.2 million and will impact the results of operations and be recognized when incurred. These are factually supportable because such amounts are based on reliable, documented evidence such as invoices for costs incurred to date and estimates from third-parties for additional costs expected to be incurred with the merger. Such costs are non-recurring in nature and directly related to the merger and, therefore, are reflected as a reduction to equity and not included in the unaudited pro forma condensed combined statements of operations.

J. General Partners’ Capital

The Parent Company will issue 65.3 million new shares of common stock in exchange for the outstanding shares of Equity One. Upon doing so, the Operating Company will issue the same number of new general partner units to the Parent Company in exchange for the net assets contributed from the merger.

The adjustment to General Partners’ Capital represents the issuance of general partner units in exchange for shares of the Parent Company’s common stock issued with a par value of $0.01 per share and a market value of $68.70 per share as of January 10, 2017, the most recent date practicable, at a conversion ratio of 0.45 to 1.0, to holders of Equity One common stock at the effective time of the merger.

The adjustment also includes the elimination of Equity One’s accumulated deficit of $447.0 million as of September 30, 2016 and an adjustment of $114.2 million to increase distributions in excess of cumulative net income for non-recurring transaction costs directly attributable to the merger that have not yet been expensed in the historical statements of operations or accrued in the historical balance sheets used as the starting point for the pro forma financial statements (for more information, see note I).

As of September 30, 2016
Outstanding shares of EquityOne common stock – historical basis (in 000s)	$144,760
EquityOne equity-based awards converted into EquityOne common stock (in 000s)	322

Outstanding shares of EquityOne common stock (in 000s)	145,082

Exchange Ratio	0.45

Regency partnership units to be issued – pro forma basis (in 000s)	65,287
Regency par value per unit	$0.01

Par value of Regency partnership units to be issued – pro forma basis	$653
Par value of EquityOne common stock – historical basis	$1,448

Pro forma adjustment to general partner capital	$(795)

Regency partnership units to be issued – pro forma basis (in 000s)	65,287
Additional paid-in capital ($68.70 per unit less $0.01 par value per unit)	$68.69

Additional paid-in capital Regency partnership units to be issued – pro forma basis	$4,484,542
EquityOne additional paid-in capital – historical basis	$2,302,681

Pro forma adjustments to general partner capital	$2,181,861

Elimination of Equity One’s historic accumulated deficit	$447,029
Accrual of transaction costs	$(114,226)

Pro forma adjustments to general partner capital	$332,803

Total Pro forma adjustments to general partner capital	$2,513,869

These amounts will be adjusted at the effective time of the merger to reflect the number of Equity One shares then issued and outstanding and the then per share market value of Parent Company common stock.

K. Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss (“AOCL”) included in Equity One’s historical balance sheet represents the effective portion of their interest rate swaps. As discussed in note H above, Regency expects to terminate Equity One’s interest rate swap on the term loan at the effective time of the merger. As such, Equity One’s historical balances in AOCL are eliminated.

Note 3. Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2015 and nine months ended September 30, 2016

The historical amounts include Regency’s and Equity One’s actual operating results for the periods presented, as filed with the SEC on their respective Forms 10-K and Forms 10-Q. The pro forma adjustments to historical amounts, including rental property revenue, rental property operating expenses, general and administrative expenses, interest expense and depreciation and amortization, are presented in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 and nine months ended September 30, 2016 assuming the merger occurred on January 1, 2015. The following are the explanations for the adjustments to revenues, costs and expenses, and equity in income of investments in real estate partnerships included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 and nine months ended September 30, 2016:

Merger Adjustments

a. Minimum Rent

The historical minimum rent for Regency and Equity One represent contractual, straight-line rents and amortization of above and below-market rents associated with the leases in effect during the periods presented. The adjustments included in the unaudited pro forma condensed combined statements of operations are presented to adjust contractual rental property revenue to a straight-line basis and to amortize above and below-market rents in accordance with Accounting Standards Codification 805-10, Business Combinations, as if the merger had occurred on January 1, 2015. The above and below-market rents are amortized or accreted to revenue over the remaining terms of the respective leases, which generally range from three to 20 years.

The following tables summarize the adjustments made to minimum rent for the real estate properties acquired as part of the merger for the nine months ended September 30, 2016 and year ended December 31, 2015:

Nine months Ended September 30, 2016
Pro forma straight-line rent	$5,179
Pro forma (above)/below market rent	21,711
Elimination of Equity One’s straight line rent	(3,773)
Elimination of Equity One’s (above) below market rent	(8,870)

Total	$14,247

Year Ended December 31, 2015
Pro forma straight-line rent	$16,239
Pro forma (above)/below market rent	33,233
Elimination of Equity One’s straight line rent	(4,612)
Elimination of Equity One’s (above) below market rent	(12,759)

Total	$32,101

b. Depreciation and Amortization Expense

Depreciation and amortization is calculated, for purposes of the unaudited pro forma condensed combined statements of operations, based on estimated useful lives for building and site improvements, and the remaining contractual, in-place lease term for intangible lease assets and liabilities. Regency uses the straight-line method for all depreciation and amortization. The useful life of a particular building depends upon a number of factors including the condition of the building upon acquisition. For purposes of the unaudited pro forma condensed combined statements of operations, the useful life for buildings is 40 years; the useful life for site improvements is 15 years; and the general range of remaining contractual, in-place lease terms is three to nine years. As Regency would have commenced depreciation and amortization on January 1, 2015, the depreciation and amortization expense included in the Equity One historical financial statements has been reversed so that the unaudited pro forma condensed combined statements of operations reflect the depreciation and amortization that Regency would have recorded.

The following tables summarize pro forma depreciation and amortization by asset category for the properties acquired in the merger that would have been recorded for the nine months ended September 30, 2016 and year ended December 31, 2015 less the reversal of depreciation and amortization included in Equity One’s historical financial statements:

Nine months Ended September 30, 2016
Building and improvements	$58,661
In-place leases	65,322
Less: Equity One historical depreciation and amortization	(80,691)

Adjustment to depreciation and amortization expense	$43,292

Year Ended December 31, 2015
Building and improvements	$78,215
In-place leases	119,995
Less: Equity One historical depreciation and amortization	(95,514)

Adjustment to depreciation and amortization expense	$102,696

c. Interest Expense

The adjustments to interest expense related to the merger represent the (1) the repayment of $65 million of Equity One’s unsecured revolving credit facility and $250 million term loan with proceeds from Regency’s unsecured line of credit, (2) amortization of deferred financing costs related to the assumption of Equity One’s debt, (3) the elimination of the impact of Equity One’s interest rate swaps that are not assumed by Regency, (4) amortization of above-market debt values created by marking the assumed Equity One debt to fair market value, and (5) elimination of Equity One’s historic amortization of deferred financing costs and premium/discount on notes payable (for more information, see note G above).

For purposes of pro forma adjustments, Regency’s unsecured line of credit bears interest at London Interbank Offered Rate (which we refer to as “LIBOR”) plus a spread of 0.925%.

The following tables summarize the adjustments to the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2016 and year ended December 31, 2015:

Nine months Ended September 30, 2016
Pro forma reduction in interest expense from repaying Equity One’s term loan and revolving credit balance with Regency’s unsecured line of credit	$(1,043)
Pro forma amortization of deferred financing costs to assume debt	188
Pro forma amortization of above-market debt	(4,671)

Total	(5,526)
Eliminate historical Equity One interest expense attributable to interest rate swaps not assumed by Regency	(2,367)
Eliminate historical Equity One amortization of deferred financing costs and premium/discount on notes payable, net	(1,428)

Decrease in interest expense	$(9,321)

Year Ended December 31, 2015
Pro forma reduction in interest expense from repaying Equity One’s term loan and revolving credit balance with Regency’s unsecured line of credit	$(746)
Pro forma amortization of deferred financing costs to assume debt	251
Pro forma amortization of above-market debt	(6,227)

Total	(6,722)
Eliminate historical Equity One interest expense attributable to interest rate swaps not assumed by Regency	(3,220)
Eliminate historical Equity One amortization of deferred financing costs and premium/discount on notes payable, net	(1,062)

Decrease in interest expense	$(11,004)

The current underlying variable rate (1 month LIBOR), as used in these pro forma adjustments, was 0.765%. An increase (decrease) of 0.125% in LIBOR would increase (decrease) annual pro forma interest expense by $0.4 million.

d. Equity in Income of Investments in Real Estate Partnerships

Represents the additional depreciation and amortization expense recognized for basis differences arising between the fair value of underlying assets versus carryover basis.

e. Income Tax Expense (Benefit) of Taxable REIT Subsidiaries

Represents the reduction in deferred tax expense within Equity One’s taxable REIT subsidiaries resulting from the change in depreciation and amortization of the acquired real estate assets.

f. Weighted-Average Units

The unaudited pro forma adjustment to units outstanding used in the calculation of basic and diluted earnings per share are based on the combined basic and diluted weighted average units, after giving effect to the exchange ratio, as follows (for more information, see note I above):

Nine months Ended September 30, 2016
Regency weighted-average common units outstanding—historical basis	99,793
Units of common stock issued to Equity One stockholders—pro forma basis	65,287

Weighted-average units of common stock—basic	165,080

Incremental units to be issued under Treasury Stock method for unvested restricted stock and forward equity offering of the Parent Company	489

Weighted-average units of common stock—diluted	165,569

Year Ended December 31, 2015
Regency weighted-average common units outstanding—historical basis	94,546
Units of common stock issued to Equity One stockholders—pro forma basis	65,287

Weighted-average units of common stock—basic	159,833

Incremental units to be issued under Treasury Stock method for unvested restricted stock and forward equity offering of the Parent Company	465

Weighted-average units of common stock—diluted	160,298